Exhibit 10.1

LNG SALES AGREEMENT

DATED AS OF JULY 1, 2008

between

WILLIAMS FOUR CORNERS LLC

and

CLEAN ENERGY FUELS CORP.

THIS LNG SALES AGREEMENT (“Sales Agreement”) is made and entered into and effective the 1st day of July 2008 by and between WILLIAMS FOUR CORNERS LLC (“Williams”) and Clean Energy Fuels Corp. (“Clean Energy”). Williams and Clean Energy are hereinafter individually referred to as a “Party” and collectively as the “Parties”.

RECITALS

A.           Clean Energy desires to purchase Liquefied Natural Gas (“LNG”) from Williams at Williams’ Ignacio Plant in Colorado, and

B.             Williams desires to sell such LNG to Clean Energy.

C.             The Parties desire to set forth the terms and conditions under which Williams will sell and Clean Energy shall purchase LNG from Williams’ Ignacio Plant in Colorado.

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the Parties agree as follows:

1.     FEES

                        1.1     Fees.  In consideration of Williams selling LNG to Clean Energy, Clean Energy shall pay to Williams the Commodity Fee and Liquefaction Fee.

                        1.2     Commodity Fee.  The Commodity Fee will be the [***] as shown in the first publication of the month of product delivery as reported in the Platts Inside FERC’s Gas Market Report published by The McGraw-Hill Companies, Inc. plus [***].  The Commodity Fee will be stated in U.S. dollars per Million Btu (“MMBtu”).  The Commodity Fee will be applied to the MMBtu equivalent of all delivered LNG.

1.3               Liquefaction Fee.  Clean Energy shall pay Williams a Liquefaction Fee of [***]. By [***], Clean Energy shall prepay the estimated Liquefaction Fee in the amount of [***].

1.4               Annual Adjustment of Fees. Commencing July 1, 2009 and every July 1 thereafter for the duration of the Sales Agreement, the Liquefaction Fee shall be increased by the percentage increase, if any, in the Gross Domestic Product Chain-type Price Index (“GDPCP Index”).  This percentage increase shall be calculated based upon the most recent quarterly publication of the GDPCP Index published and available and shall be compared to the quarterly publication of the GDPCP Index for the same quarter of the prior calendar year.  If the GDPCP Index ceases to be published, then it shall be replaced with the Implicit Price Deflator Index (“IPD Index”).  If both the GDPCP Index and the IPD Index cease to be published, then the Parties shall within thirty (30) Days of written notice thereof from Williams negotiate a replacement index.

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2.     SERVICE OBLIGATIONS

2.1               Firm Service.  Williams and Clean Energy have agreed to Firm Service. Williams will be obligated to sell to Clean Energy and Clean Energy shall be obligated to purchase from Williams the minimum number of loads agreed to in Section 2.2 for the term of the LNG Agreement.

2.2               Volume Commitment.  Williams will make available and Clean Energy shall purchase on a “take or pay basis” a minimum quantity of LNG of four (4) Loads per Day from July 1, 2008 until December 31, 2008 and two (2) Loads per Day from January 1, 2009 until June 30, 2011 (“Volume Commitment”).  Williams will have fifteen (15) days during each Contract Year when the Volume Commitment is waived for maintenance (“Scheduled Maintenance Day”).  For a Day to be considered a Scheduled Maintenance Day, Williams must give Clean Energy forty-eight (48) hours notice.  Each Month the total Loads delivered will be reconciled to the Volume Commitment times the number of Days in that Month less the Scheduled Maintenance Days.

Clean Energy will have a one time option to purchase an additional 2 Loads per Day for the January 1, 2009 to June 30, 2011 period, which would increase the Volume Commitment to four (4) Loads per Day for that period.  Such option must be exercised in writing to Williams by December 1, 2008.

2.3               Extra Loads.  On a monthly basis, Clean Energy will have the option to purchase additional LNG Loads and Williams will have the option to produce additional LNG Loads in excess of the Volume Commitment (“Extra Loads”).  Each Month by the 20th Day of the Month, Clean Energy shall give a written notice to Williams advising whether or not Clean Energy requests Extra Loads for the next Month.  Williams will have 5 Business Days after the 20th of the Month to notify Clean Energy if Williams will produce the requested Extra Loads.  If Williams does not respond within 5 Business Days, then Williams shall be deemed to have rejected Clean Energy’s request for Extra Loads.  If the Parties agree to Extra Loads, then Clean Energy shall purchase the Extra Loads at the Liquefaction Fee and Commodity Fee and Williams shall be obligated to produce such Extra Loads.  If Williams requires a different Liquefaction Fee to produce Extra Loads, the parties can negotiate a different Liquefaction Fee to supply Extra Loads.  Extra Loads will be added to the Volume Commitment each Month that the Parties agree to Extra Loads.

If Clean Energy takes Delivery of more than five (5) Loads for the month over the Volume Commitment during such Month, the Parties shall negotiate in good faith an agreeable Liquefaction Fee for every Load over the Volume Commitment.  If the Parties do not agree within ten (10) days, the Liquefaction Fee shall be increased to [***].

2.4               Volume Commitment Reduction.  If Clean Energy takes Delivery of more Loads than the Volume Commitment during any twenty-four hour period, then for the following twenty-four hour period, Williams shall have the right to reduce the Volume Commitment by the number of Loads over the Volume Commitment from the preceding twenty-four hour period.

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2.5               Negative Ethane Margin.  In the event a Negative Ethane Margin exists and Williams decides not to recover ethane at the Plant, Williams shall give Clean Energy twenty-four (24) hours notice that Williams will not produce the Volume Commitment for the next Day (“Ethane Rejection Option”).

In the event a Negative Ethane Margin exists and Williams decides not to recover ethane and Clean Energy obtains a Third Party Volume (as defined below) , Williams shall give Clean Energy a [***] credit for every Load not delivered up to the Volume Commitment (“Negative Ethane Credit”).  The total annual Negative Ethane Credit to Clean Energy because of Negative Ethane Margin shall not exceed [***] during a Contract Year.

In the event that Williams has exercised the Ethane Rejection Option and Clean Energy is unable to find a secondary LNG supply source, Clean Energy has the right to request that Williams supply LNG to Clean Energy at a negotiated Liquefaction Fee.  In the event Clean Energy and Williams negotiate a different rate in order to supply Clean Energy with LNG during a Negative Ethane Margin situation, the Negative Ethane Credit will not apply and Clean Energy will pay the negotiated rate for the Loads delivered.  The Volume Commitment will still apply during these circumstances.

2.6               Unplanned Outage.  If Williams fails to provide Clean Energy with forty-eight (48) hours notice for an LNG Plant outage (“Unplanned Outage”) and the Unplanned Outage prevents Clean Energy from loading the Volume Commitment described in Section 2.2, then Williams shall provide Clean Energy with a credit of [***] per Load below the Volume Commitment delivered.

2.7               Deficient Month.  In the event that Williams makes the Volume Commitment available and Clean Energy fails to pull the Volume Commitment during the month (“Deficient Month”), Williams will invoice Clean Energy for the deficient Loads.  Any Loads missed due to a Scheduled Maintenance Day or an Unplanned Outage will reduce the Volume Commitment and will not be considered deficient Loads.  The monthly deficiency payment will be calculated as follows: [***]

2.8               Truck Loading Station.  During the term of this Agreement, Clean Energy shall have a one time option to require that Williams construct a Truck Loading Station at the Delivery Point for fueling Trucks.  In the event Williams constructs the Truck Loading Station, Clean Energy shall reimburse Williams for the actual costs of installation of the Truck Loading Station within thirty (30) days after receipt of an invoice from Williams.  Clean Energy shall pay the Commodity Fee and Liquefaction Fee for all LNG Delivered into the Truck for fuel for such Truck.  The LNG Delivered through the Truck Loading Station shall be measured in accordance with Section A.4.1 below.  The Truck Loading Station shall be owned, operated, and maintained by Williams.

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3.              TERM

3.1               Term.  This LNG Sales Agreement shall be effective commencing on July 1, 2008 and shall continue through June 30, 2011, unless terminated earlier as provided herein.

4.              PLANT

4.1               Plant.  The Plant for all purposes herein shall be Williams’ Ignacio Colorado Plant located in Durango, Colorado at the following address:

Williams Four Corners LLC

3746 County Road 307

Durango, CO  81303

4.2               Time Periods for Delivery.  During any Day, the Volume Commitment shall be available at any time and on a consecutive basis. If Clean Energy requests Loads over the Volume Commitment during any Day, then the delivery time for the Loads must be approved by Williams.   The Parties recognize that production of one Load takes approximately four to six hours.

5.     QUALITY

5.1               LNG Quality.  LNG produced at the Plant shall contain no more than [***].  Williams shall provide gas quality reports to Clean Energy upon Clean Energy’s Request.

6.              VEHICULAR USE WARRANTY

6.1               Warranty of Vehicular Use.  Clean Energy represents and warrants that the LNG delivered to Clean Energy pursuant to this Sales Agreement is used solely for vehicular purposes.

7.              FINANCIAL RESPONSIBILITY.

7.1               Clean Energy Financial Responsibility.  Clean Energy shall establish and maintain credit satisfactory to Williams during the term of this Sales Agreement.  If Clean Energy fails to maintain satisfactory credit, Williams may suspend further performance until satisfactory credit is reestablished.  When reasonable grounds for insecurity of payment arise, Williams may demand in writing adequate assurance of performance, and in the absence of such assurance from Clean Energy within five (5) business days, suspend further performance and terminate this Sales Agreement.  Adequate assurance shall mean sufficient security in the form and for the term reasonably specified by Williams, including but not limited to, a standby irrevocable letter of credit from a bank acceptable to Williams, a prepayment, a security interest in an asset acceptable to Williams or a performance bond or guarantee by a creditworthy entity.  In the event Clean Energy shall (i) make an assignment or any general arrangement for the benefit of creditors; (ii) file a petition or otherwise commence, authorize or acquiesce in the commencement of a proceeding or cause under any bankruptcy or similar law for the protection of creditors or have such petition filed or proceeding commenced against it; (iii) otherwise become

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bankrupt or insolvent ( however evidenced); or (iv) be unable to pay its debts as they fall due; then Williams shall have the right to either withhold and/or suspend deliveries, net and /or set off all transactions outstanding between the parties, use all rights, counterclaims and other defenses which it is or may be entitled to at law or arising from this Agreement, and/or immediately terminate this Agreement without prior notice. If Clean Energy becomes subject to Bankruptcy Code proceedings, it is understood and agreed that Williams shall be entitled to exercise its contractual right to liquidate as a forward contract merchant under Section 556 of the U. S. Bankruptcy Code.

8.     STANDARD TERMS AND CONDITIONS

This Sales Agreement in all respects shall be subject to the Standard Terms and Conditions, which are attached hereto as Exhibit “A” and incorporated and made part of this Sales Agreement by this reference.

IN WITNESS WHEREOF, the parties hereto have executed two (2) duplicate originals of this Sales Agreement as of the date and year first written above.

CLEAN ENERGY FUELS CORP.		WILLIAMS FOUR CORNERS LLC

By:	/s/ Mitchell W. Pratt	By:	/s/ Alan S. Armstrong

Name:	Mitchell W. Pratt	Name:	Alan S. Armstrong

Title:	SVP and Corporate Secretary	Title:	Sr. Vice President & General Manager

EXHIBIT “A”

TO THE LNG SALES AGREEMENT

DATED JULY 1, 2008

BETWEEN

WILLIAMS FOUR CORNERS LLC

And

CLEAN ENERGY FUELS CORP.

STANDARD TERMS AND CONDITIONS

A.1    DEFINITIONS

Section A.1.1                               “Btu” shall have the meaning provided in the American Gas Association Report No. 3 as revised from time to time.

Section A.1.2                               “Business Day” shall mean a Day, exclusive of a Saturday, Sunday, or a public holiday observed by Williams at its headquarters in Tulsa, Oklahoma.

Section A.1.3                               “Commodity Fee” shall mean the fee Clean Energy shall pay Williams for the purchase of LNG under this Sales Agreement.

Section A.1.4                               “Contract Year” shall mean each consecutive twelve (12) Month period beginning with the Effective Date hereof or, if the Effective Date is not the first day of a month, then with the first day of the Month following the Effective Date.

Section A.1.5                               “Day” shall mean a period of twenty-four (24) consecutive hours beginning at 7:00 AM Mountain Standard Time on any calendar day and ending at 7:00 AM Mountain Standard Time on the following calendar day.

Section A.1.6                               “Deliver” or “Delivery” shall mean the loading of LNG into a Truck, which shall be deemed to occur as that amount of LNG passes the inlet flange of a Truck.

Section A.1.7                               “Delivered” shall mean LNG that has been loaded into a Truck which shall be deemed to occur as that amount of LNG is transferred from the Plant into a Truck.

Section A.1.8                               “Delivery Point” shall mean the Truck loading facility at the Plant.

Section A.1.9                               “Delivery Quantity” shall mean the quantity of LNG delivered at a certain date and time as set forth in the LNG bill of lading.

Section A.1.10                         “Effective Date” shall mean July 1, 2008.

Section A.1.11                         “Feedstock Gas” shall mean the unprocessed gas that enters the Plant for processing and liquefaction.

Section A.1.12                         “Firm Service” shall mean that Clean Energy is obligated to purchase LNG in a certain amount and for a certain time and Williams is obligated to provide such LNG for such amount and time, subject only to Force Majeure and Normal and Routine Maintenance.

Section A.1.13                         “Gallon” shall be equal to [***].

Section A.1.14                         “Gross Heating Value” shall mean the calculated total Btu content of a standard cubic foot of natural gas on a dry basis as determined by chromatographic analysis of a sample of LNG using physical properties of gases at 14.73 psia and 60 degrees Fahrenheit in the manner then prescribed by the American Gas Association.

Section A.1.15                         “Load” shall mean a fully loaded Truck with approximately 9000 to 10,000 Gallons.

Section A.1.16                         “LNG” shall mean any liquefied natural gas produced at the Plant.

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Section A.1.17                         “LNG Load Schedule” shall mean the schedule of when Trucks will arrive at the Plant for Delivery.

Section A.1.18                         “Month” shall mean a calendar month.

Section A.1.19                         “Negative Ethane Margin” shall be [***].

Section A.1.20                         “Normal and Routine Maintenance” shall mean such maintenance, tests, alterations, modifications, enlargements, and repairs of the Plant as would normally be performed by a prudent operator.

Section A.1.21                         “Person” shall mean any natural person, corporation, partnership, joint venture, association, cooperative, or other entity.

Section A.1.22                         “Plant” shall mean Williams’ Ignacio Plant near Durango, Colorado.

Section A.1.23                         “Pound” shall mean the unit of weight of one (1) United States pound.

Section A.1.24                         “Receipt Point” shall mean the inlet to the Plant.

Section A.1.25                         “Tax” shall mean any sales or excise taxes, fees, charges, or other assessment(s) (and any penalties and interest thereon) levied by any authority having jurisdiction, which shall be applicable to the sale of LNG, Williams’ services, or any transactions contemplated hereunder (including, but not limited to, the production, Delivery, sale, and use and/or consumption of LNG, or the privilege of doing the same), as such Taxes shall exist or may in the future be constituted.

Section A.1.26                         “Third Party Volume” shall mean the number of Loads Clean Energy has obtained from a third party LNG plant due to a Negative Ethane Margin not to exceed the Volume Commitment.

Section A.1.27                         “Truck” shall mean a cryogenic transport truck operated by a carrier of LNG as approved by the U.S. Department of Transportation or its successor.

Section A.1.28                         “Truck Loading Station” shall mean the equipment at the Delivery Point used to Deliver LNG to a Truck for fuel usage in the Truck.

Section A.1.29                         “Vapor” shall mean all gaseous substances resulting from boil-off of LNG formed in the Plant and/or in the Truck during Delivery, excepting any Vapor, which shall remain in the Truck after Delivery.

Section A.1.30                         “Warm Truck” means a Truck with pressure and temperature inside its LNG storage tank(s) greater than [***] and [***].

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A.2    DELIVERY OF LNG

Section A.2.1   Delivery of LNG.  Every Friday by 11:00 AM Mountain Standard Time, Clean Energy shall provide Williams with a Truck schedule for the following week which shall consist of the number of Loads to be picked up each Day (“LNG Load Schedule”).  Each Day by 11:00 AM Mountain Standard Time, Clean Energy shall notify Williams of the Trucks estimated time of arrival for the following day and the LNG Load Schedule shall be updated accordingly.  Such estimated time of arrival shall be a three hour window, such as 8:00 AM MST to 11:00 AM MST.  In the event Clean Energy has not provided the LNG Load Schedule to Williams by 11:00 AM Mountain Standard Time, Williams shall continue to provide Loads based upon the previous LNG Load Schedule. Williams shall have the Delivery quantities of LNG ready on the date(s) and during the time period(s) set forth in the revised LNG Load Schedule and Clean Energy shall have an obligation to purchase and take Delivery of such LNG.

In the event Williams objects to an LNG Load Schedule on the day such LNG Load Schedule is provided by Clean Energy, Williams shall notify Clean Energy and the Parties shall schedule alternative date(s) and time(s) such Delivery(ies) may be made.

Clean Energy shall begin taking Delivery during the time period set forth in the LNG Load Schedule.  Clean Energy shall not begin taking Delivery prior to, or later than the time period set forth in the LNG Load Schedule, unless Williams determines that it can accommodate such Delivery.  If Clean Energy has not begun taking Delivery during the time period set forth, Clean Energy shall either (a) wait until Williams determines that it can accommodate such Delivery, or (b) reschedule such Delivery by providing another LNG Load Schedule.  Clean Energy shall complete all Deliveries in a timely manner.

Section A.2.2  Delivery Into a Warm Truck.  Clean Energy shall use good faith efforts to bring each Truck to the Delivery Point with the pressure and temperature inside its LNG storage tank(s) not greater than [***] and [***].  If a Truck’s storage tank has a pressure greater than [***] and [***] (“Warm Truck”) then Clean Energy shall be required to schedule such Delivery.  When Clean Energy desires to take Delivery of LNG with a Warm Truck, Clean Energy shall contact Williams to agree on a date and time when Clean Energy shall take such Delivery.  In the event that Clean Energy arrives at the Delivery Point to take Delivery of LNG with a Warm Truck without Williams having agreed on a date and time for such Delivery, Williams will arrange Delivery as soon as Williams determines that it can accommodate such Delivery.  Clean Energy shall not schedule more than 10 Warm Trucks each Contract Year.  Williams shall not be liable for any damage that may occur as a result of the Delivery of LNG into a Warm Truck.

Section A.2.3  Component Analysis. Williams shall perform a component analysis and shall determine the Gross Heating Value and the composition of the LNG in a manner that shall accurately represent the quality of the LNG Delivered, as determined by Williams.  The results of this analysis shall be included with the bill of lading provided to the Truck operator(s) at the time of Delivery.

Section A.2.4  Personal Protective Equipment.  Clean Energy shall ensure that, prior to taking Delivery, all Clean Energy Truck operator(s) or agents of Clean Energy operating Trucks on behalf of Clean Energy ( for third parties retained by Clean Energy) , shall have been provided appropriate personal protective equipment, including, but not limited to, flame retardant clothing fully covering the arms, legs and torso, sturdy leather work shoes (not athletic type), apron, hard hat, gloves, splash-proof safety goggles, and facial shield.

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Clean Energy shall ensure that, while inside the Plant, including the Delivery Point area, the Truck operator(s) shall at all times, wear such personal protective equipment.  Williams reserves the right to deny Delivery to any Person observed not using all appropriate personal protective equipment but has no obligation to ensure that all appropriate personal protective equipment is used.

Section A.2.5  Training.  Clean Energy shall ensure that all Truck operator(s) have received instruction in then effective Truck loading procedures prior to taking Delivery of LNG at the Plant.  Clean Energy shall provide no less than one (1) Business Day notice of the arrival of any Truck operator(s) that shall require such instruction.  Plant personnel shall endeavor to provide instruction in a timely manner upon arrival of the Truck.  Pursuant to Clean Energy’s obligations under Section A.5.7 herein, Clean Energy will provide extensive training to the Truck operator(s) regarding the hazards of handling LNG and the precautions to take to safely load LNG.  Clean Energy shall ensure that while inside the Plant, including the LNG Delivery Point area, the Truck operator(s) shall at all times act in compliance with such training and precautions.  While Williams reserves the right to deny Delivery to any Person not using the Truck loading facilities in the proper manner, Williams has no obligation to observe that the Truck loading facilities are being used in the proper manner.

Section A.2.6  Arrangements for Taking Delivery.  It shall be Clean Energy’s obligation to make any required arrangements, at Clean Energy’s sole expense, with a carrier of LNG approved by the U.S. Department of Transportation or its successor.  Such carrier shall act as Clean Energy’s agent to take Delivery at the Delivery Point.  Clean Energy shall be obligated to require that such carrier shall in all such arrangements maintain dispatching and operating coordination with Williams, to provide access to appropriate information and records, and to comply at all times with the applicable provisions of this Sales Agreement.

Section A.2.7  Truck Loading.  While taking Delivery, the Truck engine must remain off and the Truck operator shall monitor the Delivery at the Delivery Point at all times.  The Truck operator shall not leave the Delivery Point during a Delivery.

SECTION A.3 – OPERATING PROVISIONS

Section A.3.1  Vapor.  Except as set forth in Section A.2.2, Williams shall retain and dispose of all Vapor at its sole cost and expense.

Section A.3.2  Operational Control.  Williams and Clean Energy acknowledge and agree this Sales Agreement is subject to the availability of the Plant and that Williams has full operational control of its Plant and is at all times entitled to schedule Deliveries and to operate its facilities in a manner which, in its sole opinion, is consistent with Williams’ obligations and the operating conditions, inclusive of Normal and Routine Maintenance, as they may exist from time to time at the Plant, or which will allow it to optimize the use of such facilities.

SECTION A.4 – BILLING AND PAYMENT

Section A.4.1  Invoice by Williams.    Williams shall provide Clean Energy an invoice of fees owed for services performed and/or LNG Delivered in conjunction with each Delivery.  The number of Gallons Delivered and the date the invoice was issued shall be set forth on this invoice.  The number of Pounds of LNG Delivered shall be calculated by subtracting the Truck tared weight measured in Pounds from the Truck net gross weight measured in Pounds.  Truck tare weight and net gross weight measurements shall be made using the Truck scale at the Delivery point.

Section A.4.2  Payment by Clean Energy.  No more than fifteen (15) Days after the date of issue of each invoice, as set forth in Section A.4.1 above, Clean Energy shall make payment to Williams for all amounts due hereunder as set forth on such invoice by wire transfer of immediately available funds to [***], or such other bank and account as Williams shall name from time to time.

Section A.4.3  Failure to Pay .  Should Clean Energy fail to pay all of the amount of any invoice, as set forth in Section A.4.2 above, except as provided in Section A.4.4 below, Clean Energy shall pay interest on the unpaid balance which shall accrue on each Day after the due date at [***]; provided that if such rate exceeds the applicable maximum rate permitted by law, the rate shall equal the applicable maximum rate.  Such interest shall be compounded monthly.  If such amount plus interest remains unpaid for fifteen (15) Days after the due date, Williams shall have the right to (a) require payment in cash in advance of each Delivery, or (b) withhold and set off payment of any amounts of monies due or owing by Williams to Clean Energy, whether in conjunction with this Sales Agreement or otherwise, against any and all amounts due or owing by Clean Energy to Williams under this Sales Agreement, or (c) suspend or discontinue services until such amount is paid, or (d) terminate this Sales Agreement.  The exercise by Williams of any of these options shall not preclude Williams from pursuing any other available remedy in equity or at law.  Clean Energy agrees to pay all costs, including but not limited to reasonable attorney’s fees, court costs, and disbursements incurred by Williams, whether in any suit, action, or appeal there from, or without suit, in connection with collection of any amounts due hereunder.

Section A.4.4  Disputed Invoices.  In the event that Clean Energy in good faith reasonably disputes any statement, Clean Energy shall not be obligated to pay such amount when otherwise due, provided Clean Energy shall pay to Williams any undisputed amount and shall notify Williams that it disputes the other amounts within the time period for payment set out in Section A.4.3; and provided further, Clean Energy shall provide Williams with documentation demonstrating the basis for the dispute within sixty (60) days after providing Williams with such notice.  In the event the dispute is resolved in Williams’ favor, Clean Energy shall pay the disputed amount plus interest from the original due date at a rate equal to [***], provided in no event will the interest rate exceed the maximum lawful rate.

Section A.4.5  Adjustments.  No adjustment for any billing or payment shall be made after the lapse of twenty-four (24) Months from the rendition thereof, unless litigation has been commenced related thereto prior to such lapse.

SECTION A.5 – LIABILITY AND WARRANTIES

Section A.5.1  Clean Energy’s Liability for Possession and Control of LNG.  As between Clean Energy and Williams hereto, Clean Energy shall be deemed to be in control and possession of any LNG upon Delivery at the Delivery Point, and will be fully responsible and liable for any and all LNG loss, damages, claims, actions, expenses and liabilities, including reasonable attorney’s fees caused or resulting from Clean Energy’s  equipment, facilities, loading, transportation, or Clean Energy’s purchase, sale, distribution, or handling of said LNG while in its control and possession, and/or after any subsequent resale.

Except as set forth in Section A.5.3, Clean Energy agrees to indemnify and hold Williams and its subsidiaries and/or affiliates, and their respective directors, officers, employees, and agents free and harmless with respect to this Section A.5.1.

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Section A.5.2  Williams Liability for possession and Control of Feedstock Gas and/or LNG.  As between Williams and Clean Energy hereto, Williams shall be in control and possession of any Feedstock Gas and/or LNG from and after the time such Feedstock Gas is received at the Receipt Point and until the LNG is Delivered at the Delivery Point, and will be fully responsible and liable for any and all Feedstock Gas and/or LNG loss, damages, claims, actions, expenses and liabilities.

Except as set forth in Section A.5.3 Williams agrees to indemnify and hold Clean Energy, its subsidiaries and/or affiliates and their directors, officers, employees, and agents free and harmless with respect to this Section A.5.2.

Section A.5.3  Limitation of Liability.  Except when necessary to provide indemnity against a third party claim under Section A.5.1, A.5.2, A.5.4, or A.5.7, neither party shall be liable to the other for incidental consequential, special, direct, punitive, or exemplary damages.

Section A.5.4  Warranty of Title.  Williams warrants that it will, at the time of Delivery of LNG hereunder, have the right to Deliver said LNG free and clear of all liens, encumbrances, and claims whatsoever.  Except as set forth in Section A.5.3, Williams shall indemnify, save, and hold Clean Energy, its subsidiaries and/or affiliates, and their directors, officers, employees, and agents, free and harmless from all suits, actions, debts, accounts, damages, costs, losses, and expenses, including reasonable attorney’s fees, arising from or out of a breach of the warranty contained in this Section A.5.4.

Section A.5.5  Limited Warranty.  Williams warrants that the LNG Delivered hereunder shall meet the quality specifications set forth in the applicable bill of lading at the time of Delivery.  ABSOLUTELY NO OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THOSE OF MERCHANTABILITY AND OF FITNESS FOR A PARTICULAR PURPOSE, ARE MADE HEREUNDER AND NONE SHALL BE IMPLIED.    THE LIABILITY OF WILLIAMS FOR ANY BREACH OF THIS SECTION A.5.5 SHALL BE LIMITED TO THE REPLACEMENT VALUE OF ANY LNG .  IN NO INSTANCE SHALL THE TOTAL OF ALL SUCH AMOUNTS EXCEED $10,000 PER DELIVERY.  THE PARTIES SHALL USE COMMERCIALLY REASONABLE EFFORTS  TO MITIGATE DAMAGES HEREUNDER.

Section A.5.6  Rejection and Notice of Breach.  Clean Energy shall have twenty-four (24) hours after Delivery of the LNG to inspect and/or reject such Delivery.  If Clean Energy does not reject Delivery of the LNG with twenty-four (24) hours after Delivery, Clean Energy shall be deemed to have irrevocably accepted such LNG.  If the LNG is rejected, notice by facsimile must be made within twenty-four (24) hours after Delivery, followed by written confirmation sent by certified mail.  The notice of breach must specify the facts constituting the alleged breach of warranty or other basis for claim.

Section A.5.7  Clean Energy’s Knowledge of Product, Odorization, and Indemnity.  CLEAN ENERGY HEREBY EXPRESSLY REPRESENTS THAT IT IS FAMILIAR WITH THE PROPERTIES OF LNG AND NATURAL GAS, AND CLEAN ENERGY AGREES TO INFORM CLEAN ENERGY’S CUSTOMERS, AGENTS, EMPLOYEES,

AND/OR PURCHASER(S) OF THE SAME.  THE LNG PROVIDED HEREUNDER WILL NOT BE STENCHED AND/OR ODORIZED BY WILLIAMS AND CLEAN ENERGY CERTIFIES, REPRESENTS AND WARRANTS THAT ODORIZATION IS NOT REQUIRED FOR DELIVERY OF LNG TO CLEAN ENERGY UNDER THIS SALES AGREEMENT.  CLEAN ENERGY SHALL BE RESPONSIBLE FOR ODORIZING THE LNG AFTER DELIVERY IN ORDER TO COMPLY WITH ANY ODOR STANDARDS CONTAINED IN APPLICABLE REGULATIONS.  AS SET FORTH ABOVE, CLEAN ENERGY SHALL BE DEEMED TO BE IN EXCLUSIVE POSSESSION AND CONTROL OF THE LNG ONCE CLEAN ENERGY HAS TAKEN DELIVERY AND CLEAN ENERGYASSUMES ALL RESPONSIBILITY FOR SAFE HANDLING OF THE LNG FROM THE TIME OF SAID DELIVERY.  CLEAN ENERGY SHALL FULLY PROTECT, INDEMNIFY, AND DEFEND WILLIAMS, AND ITS OFFICERS, AGENTS, EMPLOYEES, INSURERS AND PARENT, AND HOLD EACH OF THEM HARMLESS FROM ANY AND ALL CLAIMS, LOSSES, DAMAGES, DEMANDS, SUITS, CAUSES OF ACTION AND LIABILITIES (INCLUDING ALL REASONABLE ATTORNEY FEES AND EXPENSES INCURRED BY OR IMPOSED UPON  ARISING, DIRECTLY OR INDIRECTLY, FROM CLEAN ENERGY’S  FAILURE TO PROPERLY ODORIZE AND/OR TO EITHER MONITOR OR MAINTAIN ODORIZATION AT OR ABOVE APPLICABLE ODOR STANDARDS OR SO NOTIFY CLEAN ENERGY’S  CUSTOMERS, AGENTS, AND/OR EMPLOYEES.

SECTION A.6 – NOTICE

Section A.6.1  Notice.  Unless herein provided to the contrary, any notice called for in this Sales Agreement shall be in writing and shall be considered as having been given if delivered personally, by mail, by facsimile transmission, or by express courier, postage prepaid, by either party to the other at the appropriate address given below.  Routine communications, including monthly statements, shall be considered as duly delivered when mailed by ordinary mail or electronic mail (email).

Section A.6.2  Notice to Williams.  Unless changed in writing by Williams, the addresses and facsimile numbers for notice are as set forth below:

(a)                      Notice of Delivery with a Warm Truck, notice of arrival of Transport Operator(s) requiring instruction, and notice of rejection and breach under Section A.5.6:

Williams Four Corners, LLC

3746 County Road 307

Durango, CO  81301

Attention:  Plant Manager (MD IGN)

Facsimile Number:  (970) 385-3891

(b)                     For notice regarding payments or statements:

Williams Four Corners LLC

c/o Williams Midstream

One Williams Center

P.O. Box 645

Tulsa, OK 74101-0645

Attention: Accounting, Tony Bonicelli

Facsimile Number:  (918) 573-9398

Email:  tony.bonicelli@williams.com

(c)                      For  all other notices:

Williams Four Corners LLC

One Williams Center

P.O. Box 645

Tulsa, OK  74101-0645

Attention:  Director, Four Corners Commercial Development

Facsimile Number (918) 573-9755

Section A.6.3  Notice to Clean Energy.  Unless changed in writing by Clean Energy, the address and facsimile numbers for notice are as set forth below:

Clean Energy

3020 Old Ranch Parkway

Suite 200

Seal Beach, CA  90740

Attn:  Mr. Brian Powers

Phone:  (562) 493-2804

Fax:  (562) 546-0137

Email:bpowers@cleanenergyfuels.com

SECTION A.7 - TAXES

No fee set forth in this Sales Agreement or in any applicable invoice shall be deemed to include any Tax.  Clean Energy shall bear sole responsibility and liability for payment of any Tax.  If Williams is required to pay any Tax, Clean Energy shall reimburse Williams for same, in addition to the other fees and charges provided for herein.  Where applicable, Williams agrees to take receipt of such Tax and process same with the appropriate authority.  Clean Energy shall be required to provide Williams with proof, satisfactory to the appropriate Tax authority, of any and all Tax exemptions Clean Energy may claim.  Clean Energy shall provide Williams with all records and information, satisfactory to the appropriate Tax authority, regarding Clean Energy’s disposition of all LNG Delivered hereunder.

SECTION A.8 – MISCELLANEOUS

Section A.8.1  Waiver.  A waiver by either Party of any one or more defaults by the other Party hereunder shall not operate as a waiver of any future default or defaults, whether of a like or of a different character.

Section A.8.2  Governing Law.  This Sales Agreement shall be interpreted, construed, and governed by the laws of the state of Oklahoma, without reference to choice of law principles thereof.

Section A.8.3  Counterparts.  This Sales Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, and such counterparts together shall constitute one instrument.

Section A.8.4  Assignment.  Either Party may assign or otherwise convey any of its right, title or interest under this Sales Agreement to an affiliate of such party without prior approval, but with notice to the other Party.  Either Party may assign or otherwise convey any of its right, title or interest to any third party provided it has obtained the prior written consent of the other Party hereto, which consent shall not be unreasonably withheld, conditioned or delayed.

Section A.8.5  Severability.  Should any section, paragraph, subparagraph, or other portion of this Sales Agreement be found invalid or be required to be modified by a court or government agency having jurisdiction, then only that portion of this Sales Agreement shall be invalid or modified.

The remainder of this Sales Agreement which is still valid and unaffected shall remain in force.  If the absence of the part that is held to be invalid, illegal, or unenforceable, or modification of the part to be modified, substantially deprives a Party of the economic benefit of this Sales Agreement, the Parties shall negotiate reasonable and valid provisions to restore the economic benefit to the Party deprived or to balance the Parties’ obligations consistent with the intent reflected in this Sales Agreement.  If the Parties are unable to do so, either Party may terminate this Sales Agreement by giving the other Party notice of termination not later than sixty (60) Days after the effective date of the order, rule, or regulation so affecting this Sales Agreement.  Williams shall also have the right to terminate this Sales Agreement as provided above in the event either the services performed by Williams or facilities utilized by Williams become subject to regulation which substantially deprives Williams of the economic benefit of this Sales Agreement.

Section A.8.6  Force Majeure.  Neither Williams nor Clean Energy shall be liable to the other for any failure, whether in whole or in part, to perform or comply with any obligation or condition of this Sales Agreement caused by any event, occurrence or action not reasonably within the control of the Party claiming relief hereunder and which by the exercise of due diligence such Party is unable to prevent or overcome, including without limitation blockades; embargoes; insurrections; riots; epidemics; flood; washouts; landslides; mudslides; earthquakes; extreme cold or freezing weather; lightning; civil disturbances; failure to prevent or settle any strike; fire; explosions; breakdown or failure or accident to Plant machinery, method of transport or line of pipe, or the order of any court or governmental authority having jurisdiction.  The settlement of strikes and lockouts shall be entirely within the discretion of the Party experiencing such.

Such causes preventing in whole or in part the performance under this Sales Agreement by a Party, however, shall not relieve such Party of liability to the extent such causes are the result of the negligence of such Party or in the event of its failure to use due diligence to remedy the situation and to remove the cause in an adequate manner and with all reasonable dispatch, nor shall such causes or contingencies affecting such performance relieve either Party from its obligations to make payments of amounts then due in respect of  LNG already delivered.  For the avoidance of doubt, should Williams provision of services or supply of LNG depend in whole or in part upon production from a plant which is damaged or destroyed, Williams shall not be obliged to repair or rebuild such Plant in order to fulfill the terms of this Sales Agreement.  The Party claiming relief under this Section A.8.6 shall promptly notify the other Party in writing of the event preventing its performance.

Section A.8.7  Audit.  Williams and Clean Energy shall each preserve all records pertaining to this Sales Agreement, including all test and measurement data and charts and all test equipment calibration records for a period of at least two (2) years, or longer as shall be required under applicable law or regulation.  Each Party, or its designated representative shall have access to the books and records of the other Party relating to this Sales Agreement upon reasonable notice during regular business hours to the extent such records are applicable to the quality, measurement, billing, pricing, and quantities of LNG Delivered hereunder.

Section A.8.8  Confidentiality.  Williams and Clean Energy and their respective employees, agents, officers, directors, and attorneys shall keep the terms of this Sales Agreement confidential.  However, either Party may disclose the terms of this Sales Agreement, without prior permission of the other Party, to the following persons in the following circumstances:

(a)        To financial institutions requiring such disclosure as a condition precedent to making or renewing a loan.

(b)       To regulatory bodies, including Taxing authorities with jurisdiction over part or all of the subject matter of this Sales Agreement, and to the other Persons to whom disclosure is required by such regulatory bodies.

(c)        To courts or other tribunals having jurisdiction and requiring such disclosure.

(d)       To independent certified public accountants for purposes of obtaining a financial audit.

(e)        As required by subpoena or other legal discovery processes.

Under no circumstances shall any documents memorializing the substance of this Sales Agreement be disclosed or released to any other third parties, including any newspaper, magazine or other publication, absent mutual agreement of Williams and Clean Energy provided that Clean Energy may be required to file a form of the Sales Agreement with the Securities and Exchange Commission or Nasdaq and Williams hereby consents to such filing if required.  In such case Clean Energy must provide Williams with a copy of such form prior to filing.  To the extent permissible under SEC rules and regulations, such filing shall not include any financial terms of the Sales Agreement and such information shall be redacted from the filed copy.

Section A.8.9  Relationship of the Parties.  Williams is selling LNG to Clean Energy.  By entering into this Sales Agreement, the Parties do not intend to and shall not be deemed to create an agency, partnership, joint venture, or distributorship relationship.

Section A.8.10  Insurance.  Except as set forth in Section A.8.11 below, Clean Energy and Williams shall maintain in force and effect throughout the term of this Sales Agreement, insurance coverage, as described in this Section A.8.10, with insurance companies reasonably acceptable to the other Party.  If either Party violates this provision, the other Party may, at its option and without prejudice to its other legal rights, terminate this Sales Agreement upon reasonable notice.  The limits set forth below are minimum limits and shall not be construed to limit either Party’s liability.  All costs and deductible amounts will be for the sole account of each Party for maintaining its own coverage.

(a)                          Worker’s Compensation Insurance, complying with the laws of any state having jurisdiction over each employee, and employer’s liability insurance with limits of $1,000,000 for each accident, $1,000,000 for each disease for each employee, and a $1,000,000 disease policy limit.  If any services, or any transactions contemplated hereunder (including, but not limited to, the production, Delivery, sale, use and/or consumption of LNG) are to be made under this Sales Agreement in the state of Nevada, North Dakota, Ohio, Washington, Wyoming, or West Virginia, each Party shall participate in appropriate state funds to cover all eligible employees and shall provide a stop gap endorsement.

(b)                         Commercial or comprehensive general liability insurance on an occurrence form with a combined single limit of $1,000,000 for each occurrence, and annual aggregates of $1,000,000 for bodily injury and property damage, including coverage for blanket contractual liability, broad form property damage, personal injury liability, independent contractors, products/completed operations, and the explosion exclusion.

(c)                          Automobile liability insurance with a combined single limit of $1,000,000 for each accident for bodily injury and property damage, to include coverage for all owned, non-owned, and hired vehicles.

(d)                         Excess or umbrella liability insurance with a combined single limit of $1,000,000 for each occurrence, and annual aggregates of $1,000,000 for bodily injury and property damage covering the excess of employer’s liability insurance and the insurance set forth in this Section A.8.10 (b) and (c) above.

In each of the policies described in this Section A.8.10, Clean Energy agrees to waive, and will require each of its insurers to waive any rights of subrogation or recovery it may have against Williams, its parent, subsidiaries, or affiliated companies to the extent of the indemnity obligations in Section A.5.1 and Section A.5.2.  Clean Energy shall name Williams  as an additional insured under the policies described in Section A.8.10 (b) through (d) above to the extent of the indemnity obligations in Section A.5.1 and Section A.5.2.

Clean Energy’s  policies described in Section A.8.10 (b) through (d) above will include the following amendment:  “This insurance is primary insurance with respect to Williams, its parent, subsidiaries and affiliated companies, and any other insurance maintained by Williams, its parent, subsidiaries, or affiliated companies is excess and not contributory with this insurance.”

Non-renewal or cancellation of policies described in this Section A.8.10 shall be effective only after Williams shall have received thirty (30) days prior written notice of such non-renewal or cancellation.  Prior to the creation of any obligation on the part of Williams to Deliver any LNG hereunder, Clean Energy shall provide Williams with certificates of insurance on an Accord 25 or 25S form evidencing the existence of the insurance coverage required in this Section A.8.10.

In the event of a loss or claim arising out of or in connection with this Sales Agreement, Clean Energy agrees, upon request of Williams, to submit the original or a certified copy of its insurance policies for inspection by Williams.  Williams shall not insure or be responsible for any loss or damage of any kind, regardless of cause, to property, including loss of use thereof, whether owned, leased, or borrowed by Clean Energy, or its employees, servants, agents, or  customers.

Section A.8.11  Self-Insurance.  Clean Energy may self-insure for any of the coverage requested herein provided Clean Energy has an investment grade credit rating.  In the event of self-insurance, the following conditions shall apply:  (1)  Such self-insurance program shall provide levels of coverage that are equivalent to or greater than the amounts required by this article either by itself or in combination with any insurance policies that might be purchased.  (2)  Coverage provided by such self-insurance shall be as broad as or broader than the most current ISO forms(s) issued for like or same coverage.  (3)  Clean Energy can provide reasonable proof that it has made adequate financial arrangements to fund such self-insurance program.  (4)  Such self-insurance is permitted by any applicable law.  (5)  Such self-insurance shall comply with all the “additional insured” and “waiver of subrogation or recovery” terms and conditions in this article as if insurance policies had been issued.

Section A.8.12  Equal Opportunity.  This Agreement hereby incorporates by reference to the same extent and with the same force and effect as if set forth herein in full, the provisions of, as amended, (a)  Section A.202 of Executive order 11246 and Title 41 CFR Section 60-1.4 prohibiting discrimination against any employee or applicant on the basis of race, color, religion, sex or national origin; (b) 29 U.S.C. Section 701 and 41 CFR Section 60-741.4, requiring contractors to take affirmative action in the employment and advancement of qualified handicapped individuals; (c) 38 U.S.C. Section 2021 and 41 CFR Section 60-250.4, requiring contractors to take affirmative action in the employment and advancement of qualified disabled veterans and veterans of the Vietnam era; and (d) Executive Order 11625 providing for the participation of minority business enterprises in governmental procurement at both the prime and subcontract level.

Section A.8.13  Agreement of the Parties.  This Sales Agreement contains the entire agreement of Williams and Clean Energy and supersedes all prior understanding or agreements whether oral or written between the Parties, with respect to the matters addressed herein.  This Sales Agreement shall be amended only by an instrument in writing signed by both Parties hereto.